Exhibit 99.1

FOR RELEASE	April 20, 2009
For more information, contact:
Kirk Whorf, Executive Vice President and Chief Financial Officer kwhorf@northstatebank.com; 919-645-2707
Larry D. Barbour, President and Chief Executive Officer
919-787-9696

NORTH STATE BANCORP REPORTS

FIRST QUARTER 2009 RESULTS

Raleigh, NC . . . North State Bancorp (OTCBB: NSBC the “Company”), the holding company for North State Bank, reported net income for the first quarter of $833,000 compared with $629,000 for the prior year first quarter, an increase of $204,000 or 32.4%. The increase includes gains from security sales during the quarter of $464,000 or $285,000 net of income taxes. Net interest income increased $270,000 or 5.6% from $4.8 million for the first quarter of 2008 to $5.1 million for the same period in 2009. Diluted earnings per share were $.11 for the first quarter of 2009 compared to $.09 for the first quarter of the prior year.

At March 31, 2009, total assets grew 26.1% from $571.5 million to $720.6 million, total deposits grew 30.2% from $493.4 million to $642.6 million, and total loans increased 9.8% from $500.7 million to $549.6 million from March 31, 2008.

Larry Barbour, President and CEO stated, “We are pleased with these results in what are very challenging times. We believe our strategic focus has enabled us to enjoy strong asset growth funded by increases in core deposits from the selected niches we serve including attorneys, physicians, dentists, accountants, churches, property management firms, nonprofit organizations and high net worth individuals. We believe that our focus on these niches will enable us to provide unique value to our customers as the economy begins to improve. During the first quarter, we also announced the creation of a new division – Community Plus, which has historically served our property management firms since the Bank’s inception. Specifically, deposits for this segment grew 29.3% from an average balance of $107.3 million in December of 2008 to an average of $138.8 million in March 2009. Furthermore, all of our offices have created solid core deposit growth in all of our markets in the first quarter of 2009. This growth should enable us to continue our pursuit of high performance in our markets of Wake County, New Hanover County and Carteret County, NC.”

“We believe our asset quality is sound with virtually no charge-offs for the first quarter while our liquidity is strong, enabling our capital and earnings to grow. We feel we have been prudent in managing our provision for possible loan losses and have enjoyed a relatively stable net interest margin during the first quarter of 2009.”

“In all three counties that we serve, we deliver unique value and competitive advantages to those we bank through a very keen and consistent focus on mutually beneficial banking relationships as the primary way of growing our bank soundly and profitably” Mr. Barbour continued.

Founded in 2000, North State Bank is a full-service community bank, serving Wake and New Hanover Counties through seven full-service offices and with one loan production office in Carteret County.

###

North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including economic conditions, changes in interest rates, substantial changes in financial markets, changes in real estate values and the real estate market, our ability to manage growth, loss of deposits and loan demand to other savings and financial institutions, our limited operating history and regulatory changes. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

North State Bancorp

Selected Financial Information and Other Data (Unaudited)

	At or for the Three Months Ended March 31,
	2009		2008
	(Dollars in thousands, except per share)
Earnings Summary:
Total interest income	$8,596		$8,988
Total interest expense	3,483		4,145

Net interest income	5,113		4,843
Provision for loan losses	885		426

Net interest income after provision for loan losses	4,228		4,417
Noninterest income	688		303
Noninterest expense	3,520		3,723

Income before income taxes	1,396		997
Income taxes	563		368

Net income	$833		$629

Share and Per Share Data:
Earnings per share - basic	$0.12		$0.09
Earnings per share - diluted	$0.11		$0.09
Book value per share	$5.03		$4.68
Weighted average shares outstanding:
Basic	7,174,414		7,138,556
Diluted	7,323,274		7,327,969

Financial Condition Period End:
Cash, federal funds sold and due from banks	$129,100		$28,836
Investment securities	25,933		30,679
Loans	549,557		500,669
Less allowance for loan losses	7,201		5,444
Other assets	23,228		16,751

Total assets	$720,617		$571,491

Deposits	$642,570		$493,371
Other borrowings	37,288		39,707
Other liabilities	4,649		4,910
Shareholders’ equity	36,110		33,503

Total liabilities and shareholders’ equity	$720,617		$571,491

Financial Condition Average Balances:
Cash, federal funds sold and due from banks	$106,807		$15,504
Investment securities	26,184		33,366
Loans	548,221		482,313
Less allowance for loan losses	6,668		5,109
Other assets	21,925		17,957

Total assets	$696,469		$544,031

Deposits	$619,713		$463,365
Other borrowings	36,571		43,124
Other liabilities	3,799		4,168
Shareholders’ equity	36,386		33,374

Total liabilities and shareholders’ equity	$696,469		$544,031

Performance Ratios:
Return on average assets	0.49%		0.47%
Return on average equity	9.28%		7.58%
Net interest margin	3.08%		3.72%
Efficiency ratio	60.68%		72.35%

Asset Quality Ratios:
Net loan charge-offs to average loans	0.01%		0.00%
Nonperforming loans to period-end loans	1.24%		0.56%
Nonperforming assets to total assets	1.27%		0.49%
Ratio of allowance for loan losses to nonperforming loans	1.05	x	1.93	x
Allowance for loan losses to period-end loans	1.31%		1.09%

Other Data:
Average equity to average assets	5.22%		6.13%
Total shareholders’ equity to assets	5.01%		5.86%
Number of offices:
Full service banking offices	7		7
Loan production offices	1		1
Number of employees (FTEs)	100		99